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Exhibit 1.02

Execution Copy

Huntsman Corporation

5,000,000 Shares(1)
Mandatory Convertible Preferred Stock
($0.01 par value)

Underwriting Agreement

New York, New York
February 10, 2005

Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
as Representatives of the several Underwriters,
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

        Huntsman Corporation, a corporation organized under the laws of Delaware (the "Company"), proposes to sell to the several underwriters named in Schedule I hereto (the "Underwriters"), for whom you (the "Representatives") are acting as representatives, 5,000,000 shares of 5% Mandatory Convertible Preferred Stock, $0.01 par value ("Mandatory Convertible Preferred Stock") convertible into common stock, par value $0.01 per share ("Common Stock") of the Company (the "Underwritten Securities"). The Company also proposes to grant to the Underwriters an option to purchase up to 750,000 additional shares of Mandatory Convertible Preferred Stock to cover over-allotments (the "Option Securities"; the Option Securities, together with the Underwritten Securities, being hereinafter called the "Securities"). The Securities will be established by the Certificate of Designations, Rights and Preferences of the Mandatory Convertible Preferred Stock of the Company identified in Annex A hereto (the "Certificate of Designations").

        The Company and HMP Equity Trust (the "Selling Stockholder") also propose to offer concurrently with the offering of the Securities, pursuant to a separate underwriting agreement to be entered into by the Company, the Selling Stockholder and the Underwriters, 60,227,274 shares of Common Stock and to grant to the Underwriters an option to purchase up to 9,034,091 additional shares of Common Stock to cover over-allotments.

        Prior to the completion of this offering and the concurrent offering of Common Stock, the Company and the Selling Stockholder will complete a series of reorganization transactions whereby the Company will become the parent and sole equity owner (directly or indirectly) of Huntsman Holdings, LLC ("Huntsman Holdings") and the direct or indirect sole equity owner of all the Scheduled Subsidiaries (as defined herein), except as described in the Prospectus (the "Reorganization Transactions"). The Reorganization Transactions will include the following transactions: (a) a wholly owned subsidiary of the Company will merge with and into Huntsman Holdings Preferred Member, LLC ("HH Preferred Member"), whereby the former members of HH Preferred Member will receive Common Stock in exchange for their membership interests of HH Preferred Member; (b) a wholly owned subsidiary of the Company will merge with and into Huntsman Holdings, whereby the former members of Huntsman Holdings, other than HH Preferred Member, will receive Common Stock in exchange for their membership interests of Huntsman Holdings and HH Preferred Member will continue to hold its preferred interest in Huntsman Holdings; (c) MatlinPatterson Global Opportunities

(1)
Plus an option to purchase from the Company additional Securities to cover over-allotments.

Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P. and Huntsman Family Holdings Company LLC will cause the contribution of any Common Stock received by any of them as a result of (a) and/or (b), above, to the Selling Stockholder and (d) Consolidated Press (Finance) Limited will exchange its equity interests in the subsidiaries (as defined herein) for Common Stock. A list of agreements pursuant to which the Reorganization Transactions will be completed is set forth on Schedule II hereto (collectively, the "Reorganization Agreements").

        The Company will use a portion of the proceeds of the sale of the Securities and the concurrent offering of Common Stock to purchase U.S. treasury securities that the Company will deposit with the Collateral Agent, as defined in the Pledge, Assignment and Collateral Agency Agreement (the "Pledge Agreement") dated as of the Closing Date, between the Company and Citibank, N.A., acting as the collateral agent (the "Collateral Agent"), for the benefit of the holders of the Securities, as collateral to secure the Company's obligations to pay dividends on the Securities.

        To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 17 hereof.

        1.    Representations and Warranties.

        (i)    The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

          (a)   The Company has prepared and filed with the Commission a registration statement (file number 333-120749) on Form S-1, including a related preliminary prospectus, for registration under the Act of the offering and sale of the Securities. The Company may have filed one or more amendments thereto, including a related preliminary prospectus, each of which has previously been furnished to you. The Company will next file with the Commission one of the following: either (1) prior to the Effective Date of such registration statement, a further amendment to such registration statement (including the form of final prospectus) or (2) after the Effective Date of such registration statement, a final prospectus in accordance with Rules 430A and 424(b). In the case of clause (2), the Company has included in such registration statement, as amended at the Effective Date, all information (other than Rule 430A Information) required by the Act and the rules thereunder to be included in such registration statement and the Prospectus. As filed, such amendment and form of final prospectus, or such final prospectus, shall contain all Rule 430A Information, together with all other such required information, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the latest Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein.

          (b)   On the Effective Date, the Registration Statement did or will, and when the Prospectus is first filed (if required) in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a "settlement date"), the Prospectus (and any supplements thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and, on the Effective Date, the Prospectus, if not filed pursuant to Rule 424(b), will not, and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

          (c)   The Company, Huntsman Holdings and each entity of which the Company owns or will own upon consummation of the Reorganization Transactions, directly or indirectly, greater than 25% of the outstanding equity interests (each, a "subsidiary" and collectively, the "subsidiaries") has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concept exists) with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectus, and is duly qualified to do business as a foreign corporation or limited liability company, or other business entity, as the case may be, and is in good standing under the laws of each jurisdiction which requires such qualification, except, where the failure to be in good standing or so qualified as a foreign corporation or limited liability company, or other business entity, would not, singularly or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company, Huntsman Holdings and the subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Prospectus (exclusive of any supplement thereto) (a "Material Adverse Effect").

          (d)   All the outstanding membership interests, shares of capital stock or other ownership interests, as the case may be, of Huntsman Holdings and each of the significant subsidiaries of Huntsman Holdings as defined by Rule 1-02 of Regulation S-X (the "Significant Subsidiaries") have been duly and validly authorized and issued and are fully paid and nonassessable (except, with respect to any Significant Subsidiary that is a limited liability company or partnership, (i) that a member or partner may be obligated to make contributions to the Company or such Significant Subsidiary that such member or partner has agreed to make, (ii) that a member may be obligated to repay funds wrongfully distributed to it or (iii) as otherwise provided by the limited liability company agreement or partnership agreement for such limited liability company or partnership), and, except as otherwise set forth in the Prospectus, all the outstanding membership interests, shares of capital stock or other ownership interests, as the case may be, of the Significant Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

          (e)   the Company's authorized equity capitalization is as set forth in the Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the Prospectus; the shares of Common Stock that will be outstanding upon consummation of the Reorganization Transactions have been duly and validly authorized by the Company and when issued upon consummation of the Reorganization Transactions will be fully paid and nonassessable; the Securities have been duly and validly authorized by the Company, and, when issued and delivered to and paid for by the Underwriters pursuant to this Agreement, will be fully paid and nonassessable; and the Securities are duly listed, and admitted and authorized for trading, subject to official notice of issuance on the New York Stock Exchange; the certificates for the Securities are in valid and sufficient form; the holders of shares of capital stock of the Company that will be outstanding upon consummation of the Reorganization Transactions will not be entitled to preemptive or other rights to subscribe for the Securities; and, except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding or will be outstanding upon consummation of the Reorganization Transactions.

          (f)    Each of the Reorganization Agreements has been duly and validly authorized, executed and delivered by the Company and Huntsman Holdings, to the extent it is party to such agreement, and constitutes legally binding and valid obligations of the Company and Huntsman Holdings, to the extent it is party to such agreement, enforceable in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (2) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (whether arising under a proceeding at law or in equity).

          (g)   The Company has delivered to the Representatives a true and correct copy of each of the executed Reorganization Agreements together with all related agreements and all schedules and exhibits thereto. There have been no material amendments, alterations, modifications or waivers of any of the provisions of any of the Reorganization Agreements since their date of execution; and there exists no event or condition that would constitute a default or an event of default (in each case as contemplated by each of the Reorganization Agreements) under any of the Reorganization Agreements that could adversely affect the ability of the Company or Huntsman Holdings to consummate the offer and sale of the Securities or any of the Reorganization Transactions. Other than the Reorganization Agreements listed on Schedule II hereto, there are no agreements that have been or shall be entered into by the Company, Huntsman Holdings or any subsidiary in order to effect the Reorganization Transactions.

          (h)   The shares of Common Stock issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance by the Company and, when issued and delivered upon conversion and in accordance with the provisions of the Certificate of Designations, will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Common Stock contained in the Prospectus.

          (i)    The Certificate of Designations, the proposed form of which has been furnished to the Representatives, will have been duly filed with the Secretary of State of Delaware on or before the Effective Date.

          (j)    The Pledge Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditor's rights, and (ii) the application of general principles of equity (regardless of which such enforceability is considered in a proceeding of equity or at law).

          (k)   The Pledge Agreement has been duly authorized, executed and delivered by the Company, and such agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

          (l)    The provisions of the Pledge Agreement are effective to create a valid security interest in each of the Collateral Accounts (as defined in the Pledge Agreement) in favor of the Collateral Agent for the benefit of each holder of Securities to secure the obligations of the Company to pay dividends on the Securities; the establishment and maintenance of each of the Collateral Accounts pursuant to the provisions of the Pledge Agreement are effective to perfect the foregoing security interest.

          (m)  There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required.

          (n)   The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended.

          (o)   No consent, approval, authorization, filing with or order of any court or governmental agency or body or regulatory authority is required in connection with the purchase and distribution of the Securities by the Underwriters or the consummation of any of the Reorganization Transactions in the manner contemplated herein and in the Prospectus, except such as have been obtained or as may be required under the Act or state or foreign securities laws or the rules and regulations of the National Association of Securities Dealers, Inc. ("NASD") and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Prospectus.

          (p)   Neither the issue and sale of the Securities and the compliance by the Company with all of the provisions of the Certificate of Designations and the Pledge Agreement, nor the consummation of any of the Reorganization Transactions, nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company, Huntsman Holdings or any subsidiary pursuant to, (i) the charter or by-laws (or similar organizational documents) of the Company, Huntsman Holdings or any subsidiary, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company, Huntsman Holdings or any subsidiary is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, Huntsman Holdings or any subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, Huntsman Holdings or any subsidiary or any of its or their properties, or (iv) any Reorganization Agreement, except, in the case of clause (ii) or (iii) above, where any such conflict, breach, violation, lien, charge or encumbrance would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (q)   Other than the Securities being sold by the Selling Stockholder, upon consummation of the Reorganization Transactions no holders of securities of the Company will have rights to the registration of such securities under the Registration Statement.

          (r)   The balance sheet of the Company included in the Prospectus and the Registration Statement presents fairly in all material respects the financial condition of the Company as of October 31, 2004, complies as to form with the applicable accounting requirements of the Act and has been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The consolidated historical financial statements and schedules of Huntsman Holdings and its consolidated subsidiaries, Huntsman Advanced Materials LLC and its consolidated subsidiaries, Huntsman International Holdings LLC and its consolidated subsidiaries, and the unaudited historical financial statements and schedules of Huntsman International Holdings LLC and its consolidated subsidiaries included in the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of such entities as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the caption "Selected Historical Financial Data" in the Prospectus and Registration Statement fairly present in all material respects, on the basis stated in the Prospectus and the Registration Statement, the information included therein. The pro forma financial statements included in the Prospectus and the Registration Statement include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Prospectus and the Registration Statement. The pro forma financial statements included in the Prospectus and the Registration Statement comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The range of estimated revenues, operating income, depreciation and amortization, restructuring charges and loss on early extinguishment of debt for the three months ended December 31, 2004 included in the prospectus (collectively, the "Q-4 Estimates") are based on Huntsman Holdings' preliminary unaudited financial data for the three month period ended December 31, 2004 (the "Q-4 Preliminary Summary Financial Data"). The Q-4 Estimates are based on reasonable assumptions (in the making of which the Company and Huntsman Holdings considered seasonality and other factors that affected Huntsman Holdings' results for the three month periods ending December 31, 2002 and 2003), as well as reasonable assumptions with respect to year end and audit adjustments expected to be recorded in connection with the preparation of Huntsman Holdings' audited financial statements for the year ended December 31, 2004. The Q-4 Preliminary Summary Financial Data provided to the underwriters and forming a basis for the Q-4 Estimates present fairly in all material respects Huntsman Holdings' consolidated summary financial data so presented in conformity with GAAP applied on a consistent basis throughout the periods involved and with Huntsman Holdings' audited financial statements included in the Prospectus, subject to normal year end and audit adjustments.

          (s)   No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, Huntsman Holdings or any subsidiary or its or their property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or any Reorganization Agreement or the consummation of any of the transactions contemplated hereby including the Reorganization Transactions, or (ii) would reasonably be expected to have a Material Adverse Effect.

          (t)    The Company, Huntsman Holdings and each subsidiary owns, leases, licenses or has other rights to use all such properties as are necessary to the conduct of its operations as presently conducted in all material respects.

          (u)   Neither the Company, Huntsman Holdings nor any subsidiary is in violation or default of (i) any provision of its charter or by-laws (or similar organizational documents), (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, except where any such violation or default would not, singularly or in the aggregate, have a Material Adverse Effect, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, Huntsman Holdings or such subsidiary or any of its properties, as applicable, except where any such violation or default would not, singularly or in the aggregate, have a Material Adverse Effect.

          (v)   Deloitte & Touche LLP, who have certified certain financial statements including those of the Company and Huntsman Holdings and its consolidated subsidiaries, and delivered their report with respect to the audited consolidated financial statements and schedules included in the Prospectus, are independent registered public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

          (w)  There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or any Reorganization Agreement or the issuance by the Company or sale by the Company of the Securities or the consummation of any of the Reorganization Transactions.

          (x)   The Company and Huntsman Holdings have filed all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect and have paid all taxes required to be paid by the Company or Huntsman Holdings, as the case may be and any other assessment, fine or penalty levied against the Company or Huntsman Holdings, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

          (y)   No labor problem or dispute with the employees of the Company, Huntsman Holdings or any of the subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, contractors or customers of the Company, Huntsman Holdings or any subsidiary, that would have a Material Adverse Effect.

          (z)   The Company, Huntsman Holdings and each subsidiary have good and marketable title to all real property owned by the Company, Huntsman Holdings and such subsidiary as the case may be and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Prospectus or (b) do not, singularly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company, Huntsman Holdings or any subsidiary; and all the leases and subleases material to the business of the Company, Huntsman Holdings and each subsidiary, considered as one enterprise, and under which the Company, Huntsman Holdings or any subsidiary holds properties described in the Prospectus, are in full force and effect, and neither the Company, Huntsman Holdings nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company, Huntsman Holdings or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company, Huntsman Holdings or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

         (aa)  Except as otherwise described in the Prospectus, the Company, Huntsman Holdings and each subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company, Huntsman Holdings nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

         (bb)  Except with respect to Environmental Laws (which are dealt with in clauses (ee) and (ff) below), the Company, Huntsman Holdings and each subsidiary possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (collectively, "Permits"), except as would not, singularly or in the aggregate, have a Material Adverse Effect, and neither the Company, Huntsman Holdings nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

         (cc)  The Company, Huntsman Holdings and each subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (dd)  The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the offer, sale or resale of the Securities contemplated by this Agreement.

         (ee)  Except as set forth in the Prospectus, or as would not, singularly or in the aggregate, have a Material Adverse Effect, or otherwise require disclosure in the Registration Statement, (i) none of the Company, Huntsman Holdings or any subsidiary is or has been in violation of any Environmental Laws (as defined below), including any Permits required under Environmental Laws; (ii) the Company is not aware of any circumstances, either past, present or that are reasonably foreseeable, that could reasonably be expected to lead to any such violation in the future; (iii) none of the Company, Huntsman Holdings or any subsidiary has received any written notice or other verifiable form of communication, whether from a governmental authority or otherwise, alleging any such violation; (iv) there is no pending or threatened claim, action, investigation or proceeding by any person or entity alleging potential liability of the Company, Huntsman Holdings or any subsidiary (or against any person or entity for whose acts or omissions the Company, Huntsman Holdings or any subsidiary is or may reasonably be expected to be liable, either contractually or by operation of law) for investigatory, cleanup, or other response costs, or natural resource or property damages, or personal injuries, attorney's fees or penalties relating to (A) the presence, or release into the environment, of any Materials of Environmental Concern (as defined below) at any location, or (B) circumstances forming the basis of any violation or potential violation, of any Environmental Law (collectively, "Environmental Claims"); and (v) the Company is not aware of any past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim. For purposes of this Agreement, "Environmental Laws" means all applicable federal, state, local or foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the protection of human health and safety, or the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and "Materials of Environmental Concern" means any regulated toxic or hazardous substances, materials or wastes, or petroleum and petroleum products, or other substances that may have an adverse effect on human health or the environment.

          (ff)  In the ordinary course of business, Huntsman Holdings periodically reviews the effect of Environmental Laws on the business, operations and properties of Huntsman Holdings and the subsidiaries, in the course of which, or as a result of which, Huntsman Holdings has identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties). On the basis of such reviews, investigations and inquiries, the Company has reasonably concluded that, except as disclosed in the Prospectus, any costs and liabilities associated with such matters would not have a Material Adverse Effect, or otherwise require disclosure in the Registration Statement.

         (gg)  Neither the Company, Huntsman Holdings nor any subsidiary has incurred any liability for any prohibited transaction (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any complete or partial withdrawal liability or other liability under Title IV of ERISA with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company, Huntsman Holdings or any subsidiary makes or within the preceding six years from the date hereof has made a contribution or had an obligation to make a contribution which liability would, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to such plans, the Company, Huntsman Holdings and the subsidiaries are in compliance in all material respects with all applicable provisions of ERISA, except such noncompliance which would not, singularly or in the aggregate, have a Material Adverse Effect. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder ("ERISA"), has been satisfied by each "pension plan" (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company, Huntsman Holdings and/or one or more of its subsidiaries.

         (hh)  Neither the Company, Huntsman Holdings or any subsidiary nor any of their respective directors, managers, or partners, as applicable or officers, in their capacities as such, is in material breach or violation of any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the "Sarbanes Oxley Act"), including Section 402 related to loans and Sections 302 and 906 related to certifications.

           (ii)  Except as would not, singularly or in the aggregate, have a Material Adverse Effect, (i) neither the Company, Huntsman Holdings nor any subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company, Huntsman Holdings or any subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and (ii) the Company, Huntsman Holdings, the subsidiaries and, to the knowledge of the Company, Huntsman Holdings, and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

            "FCPA" means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

           (jj)  The operations of the Company, Huntsman Holdings and the subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company,

  Huntsman Holdings or any subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened except as would not, singularly or in the aggregate, have a Material Adverse Effect.

         (kk)  Neither the Company, Huntsman Holdings nor any subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company, Huntsman Holdings or any subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC except as would not, singularly or in the aggregate, have a Material Adverse Effect.

           (ll)  The Company, Huntsman Holdings and the subsidiaries own, possess, license or have other rights to use all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of the Company's and its subsidiaries businesses as now conducted or as proposed in the Prospectus to be conducted upon consummation of the Reorganization Transactions, except where failure to own, possess, license or have other rights to use such Intellectual Property would not have a Material Adverse Effect. Except as set forth in the Prospectus under the caption "Business—Intellectual Property Rights,": (a) to the Company's best knowledge, there is no material infringement or other violation by third parties of any such Intellectual Property; owned by the Company or any of its subsidiaries, and there is no pending or threatened action, suit, proceeding or claim by the Company or any of its subsidiaries asserting any such infringement or violation by others; and (b) there is no pending, or to the Company's best knowledge, threatened action, suit, proceeding or claim by others (i) challenging the validity or scope of any such Intellectual Property owned by the Company or any of its subsidiaries, or to the Company's best knowledge, any other such Intellectual Property, or the Company's or its subsidiaries' rights in, any such Intellectual Property or (ii) asserting that the Company or any of its subsidiaries is infringing or otherwise violating the Intellectual Property of any third party, and the Company and its subsidiaries are unaware of any facts which would form a reasonable basis for any of the foregoing where, if such action, suit, proceeding or claim of infringement or violation were sustained would, singularly or in the aggregate, have a Material Adverse Effect.

      (mm)  Except as disclosed in the Registration Statement and the Prospectus, the Company (i) does not, and upon consummation of the Reorganization Transactions will not have any material lending or other relationship with any bank or lending affiliate of any of the Representatives and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any of the Representatives except repayments of indebtedness that are reflected in the Registration Statement.

        Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters pursuant to this Agreement on the Closing Date or any settlement date for the Option Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

        2.    Purchase and Sale.    (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company at a purchase price of $48.50 per share, plus accrued dividends, if any, with respect to the Securities from February 16,

2005 to the Closing Date, the amount of the Underwritten Securities set forth opposite such Underwriter's name in Schedule I hereto.

        (b)   Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to 750,000 Option Securities at a purchase price of $48.50 per share plus accrued dividends, if any, with respect to the Option Securities from February 16, 2005 to the settlement date for such Option Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the number of shares of the Option Securities as to which the several Underwriters are exercising the option and the settlement date. The number of Option Securities to be purchased by each Underwriter shall be the same percentage of the total number of shares of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional shares.

        3.    Delivery and Payment.    Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day prior to the Closing Date) shall be made at 10:00 AM, New York City time, on February 16, 2005, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives, and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Times Square, New York, New York 10036. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof or upon the order of the Company by wire transfer payable in same-day funds to the accounts specified by the Company. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

        If the option provided for in Section 2(b) hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 10:00 AM, New York City time, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof or upon the order of the Company by wire transfer payable in same-day funds to the accounts specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

        4.    Offering by Underwriters.    It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.

        5.    Agreements.

        (i)    The Company agrees with the several Underwriters that:

          (a)   The Company will use its best efforts to cause the Registration Statement, if not effective at the Execution Time, and any amendment thereof, to become effective. Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration

  Statement or supplement to the Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. Subject to the foregoing sentence, if the Registration Statement has become or becomes effective pursuant to Rule 430A, or filing of the Prospectus is otherwise required under Rule 424(b), the Company will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (1) when the Registration Statement, if not effective at the Execution Time, shall have become effective, (2) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (3) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (4) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (5) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (6) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

          (b)   The Company will use its best efforts to do and perform all things required to be done and performed by it under this Agreement, the Reorganization Agreements and any other related agreements prior to the Closing Date and to satisfy all conditions precedent on its part to the obligations of the Underwriters to purchase and accept delivery of the Securities. The Company will not amend in any material respect any Reorganization Agreement nor will the Company grant any material waiver of or release from any provision of any Reorganization Agreement on or prior to the Closing Date.

          (c)   If, at any time when a prospectus relating to the Securities is required to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act, the Company promptly will (1) notify the Representatives of any such event, (2) prepare and file with the Commission, subject to the second sentence of paragraph (i)(a) of this Section 5, an amendment or supplement which will correct such statement or omission or effect such compliance and (3) supply any supplemented Prospectus to you in such quantities as you may reasonably request.

          (d)   As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earning statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

          (e)   The Company will furnish to the Representatives and counsel for the Underwriters a reasonable number of signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act, as many copies of each Preliminary Prospectus and the Prospectus and any supplement thereto as the Representatives may reasonably request.

          (f)    The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives have designated prior to the Closing Date and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

          (g)   The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under the heading "Use of Proceeds."

          (h)   The Company will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any controlled affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock or any other securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of this Agreement. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) the shares of Common Stock to be sold by the Company under a separate underwriting agreement to be entered into by and among the Company and the Underwriters in connection with the Company's concurrent offering of Common Stock, (C) the shares of Common Stock to be issued pursuant to the Reorganization Transactions, (D) any shares of Common Stock that are issued in respect of securities that, pursuant to their terms or pursuant to arrangements between the Company or its subsidiaries (giving effect to the Reorganization Transaction) and the holders thereof, are convertible into or exercisable or exchangeable for shares of Common Stock and that are not converted into or exercised or exchanged for Common Stock pursuant to the Reorganization Transaction on or prior to the Execution Time, (E) any shares of Common Stock issued or options to purchase Common Stock or other Common Stock-based awards granted pursuant to any stock incentive plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time, (F) any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for such capital stock as payment of any part of the purchase price for the acquisition by the Company of a business or assets ("Acquisition Securities"); provided, that, (i) in the aggregate, such Acquisition Securities shall not exceed 10% of the outstanding capital stock of the Company immediately prior to such acquisition and (ii) the recipient of any such Acquisition Securities shall agree in writing to be bound by the terms of this Section 5(i)(g), and (G) the filing of any registration statement with the Commission (i) in compliance with the request of any person who has the right at the Execution Time, as disclosed in the Prospectus, to require the Company to file a registration statement with the Commission, (ii) on Form S-8 (or any successor form) with respect to any stock incentive plan, stock ownership plan or dividend reinvestment plan or (iii) on Form S-4 (or any successor form) solely with respect to Acquisition Securities. In the event that either (x) during the last 17 days of the 180-day period referred to above, the Company issues an earnings release or a press release announcing a significant event or (y) prior to the expiration of such 180-day period, the Company announces that it will release earnings results or issue a press release announcing a significant event during the 17-day period beginning on the last day of such 180-day period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning on the date of the earnings release or the significant event press release, in each case unless Citigroup Global Markets Inc. waives, in writing, such extension.

          (i)    The Company will comply in all material respects with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act, and to use its best efforts to cause the Company's directors and officers, in their capacities as such, to comply in all material respects with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes Oxley Act.

          (j)    The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities contemplated by this Agreement.

          (k)   The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act and the listing of the Securities on the New York Stock Exchange; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the National Association of Securities Dealers, Inc. (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company's accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

        6.    Conditions to the Obligations of the Underwriters.    The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

          (a)   If the Registration Statement has not become effective prior to the Execution Time, unless the Representatives agree in writing to a later time, the Registration Statement will become effective not later than (i) 6:00 PM New York City time on the date of determination of the public offering price, if such determination occurred at or prior to 3:00 PM New York City time on such date or (ii) 9:30 AM on the Business Day following the day on which the public offering price was determined, if such determination occurred after 3:00 PM New York City time on such date; if filing of the Prospectus, or any supplement thereto, is required pursuant to Rule 424(b), the Prospectus, and any such supplement, will be filed in the manner and within the time period required by Rule 424(b); and no stop order suspending the effectiveness of the Registration

  Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

          (b)   All the Reorganization Transactions, as contemplated by the Reorganization Agreements, shall have been consummated.

          (c)   Each of the Reorganization Agreements is in full force and effect, and there shall have been no material amendments, alterations, modifications or waivers of any provisions thereof since the date of this Agreement.

          (d)   The Company shall have delivered notice to the holders of the HMP Warrants, stating that such warrants shall be exchanged for Common Stock 30 days from the date of this Agreement and there shall have been no material amendments, alterations, modifications or waivers of any provisions of any agreement governing the terms of such exchange since the date of this Agreement.

          (e)   The Company shall have requested and caused Vinson & Elkins L.L.P., counsel for the Company, to have furnished to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

              (i)  the Company has been duly organized and the Company and each of the entities listed on Schedule III to this Agreement (the "Scheduled Subsidiaries") is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction in which it is organized (to the extent such concept exists) and is qualified as a foreign corporation to transact business in each jurisdiction set forth on Schedule IV hereto, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectus;

             (ii)  all the outstanding membership interests, shares of capital stock or other ownership interests, as the case may be, of Huntsman Holdings and each Scheduled Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Prospectus, all outstanding shares of capital stock of the Scheduled Subsidiaries will be owned of record upon the consummation of the Reorganization Transactions by the Company either directly or through wholly owned subsidiaries;

            (iii)  the Company's authorized equity capitalization is as set forth in the Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the Prospectus; the outstanding shares of Common Stock have been duly and validly authorized and, when issued upon consummation of the Reorganization Transactions, will be fully paid and nonassessable; the Securities being sold hereunder by the Company have been duly and validly authorized by the Company, and, when issued and delivered to and paid for by the Underwriters pursuant to this Agreement, will be fully paid and nonassessable; the dividends on the Securities have been duly and validly declared by the Company, subject to the Company's having sufficient lawful funds available for the payment of such dividends at the time of such payment; the shares of Common Stock issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance by the Company; the holders of shares of capital stock or other ownership interests, as the case may be, of the Company that will be outstanding upon consummation of the Reorganization Transactions will not be entitled to preemptive or other rights under the Company's charter, by-laws, Applicable Laws or any Applicable Contract to subscribe for the Securities;

            (iv)  the statements made in the Prospectus under the heading "United States Federal Tax Consequences," insofar as they purport to be summaries of United States federal income tax laws and regulations or legal conclusions with respect thereto relating to the purchase, ownership and disposition of the Securities by non-U.S. holders (as defined therein), constitute accurate summaries thereof in all material respects;

             (v)  the Registration Statement has become effective under the Act; any required filing of the Prospectus, and any supplements thereto, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued, no proceedings for that purpose have been instituted or threatened and the Registration Statement and the Prospectus (other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion) appear on their face to comply as to form in all material respects with the applicable requirements of the Act;

            (vi)  this Agreement has been duly authorized, executed and delivered by the Company;

           (vii)  each of the Reorganization Agreements to which the Company is a party has been duly authorized, executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (2) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (whether arising under a proceeding at law or in equity);

          (viii)  the Certificate of Designations creating the Securities has been duly filed with the Secretary of State of Delaware on or before the Effective Date;

            (ix)  The Pledge Agreement has been duly authorized, executed and delivered by the Company, and such agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditor's rights, and (ii) the application of general principles of equity (regardless of which such enforceability is considered in a proceeding of equity or at law);

             (x)  the provisions of the Pledge Agreement are effective to create a valid security interest in each respective Collateral Account in favor of the Collateral Agent for the benefit of each holder of Securities to secure the Dividend Obligations(as defined in the Pledge Agreement) with respect to each Collateral Account described in the Pledge Agreement and valid security interests in all of the Company's right, title and interest in and to that portion of the Collateral (as defined in the Pledge Agreement) in which a security interest may be created under Article 9 of the New York version of the Uniform Commercial Code (the "UCC") and 31 C.F.R. Part 357. Under the UCC and the Federal Book-Entry Regulations, the provisions of the Pledge Agreement are effective to perfect the security interest of the holders of Securities in the Company's rights in the Collateral Accounts.;

            (xi)  the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be, an "investment company" as defined in the Investment Company Act of 1940, as amended;

           (xii)  no Governmental Approval (as defined below), which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery or performance by the Company of this Agreement or any Reorganization Agreement, including the issuance and sale of the Securities to the Underwriters (for purposes of such opinion, (i) "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any

    Governmental Authority required to be made or obtained by the Company pursuant to Applicable Laws (as defined below), other than any consent, approval, license, authorization, validation, filing, qualification or registration (A) required under federal, state or foreign securities laws, (B) required under the rules and regulations of the NASD or (C) that may have become applicable as a result of the involvement of any party other than the Company in the transactions contemplated by this Agreement or because of such parties' legal or regulatory status or because of any other facts specifically pertaining to such parties, and (ii) "Governmental Authorities" means any court, regulatory body, administrative agency or governmental body of the State of New York or the United States of America having jurisdiction over the Company under Applicable Laws);

          (xiii)  the execution, delivery and performance by the Company of this Agreement, and each of the Reorganization Agreements, including the issuance and sale of the Securities and the compliance by the Company with all of the provisions of the Pledge Agreement and the consummation of any other of the transactions, including the Reorganization Transactions herein contemplated and the fulfillment of the terms hereof will not (i) conflict with the certificate of incorporation or bylaws of the Company, (ii) assuming application of the proceeds of the sale of the Securities in the manner set forth in the Prospectus, constitute a violation of, or a breach or default under, the terms of any Applicable Contract, or (iii) violate or conflict with, or result in any contravention of, any Applicable Law (provided that such counsel need not express any opinion as to whether the execution, delivery or performance by the Company of this Agreement or any Reorganization Agreement will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries; for purposes of such opinion, (i) "Applicable Contracts" shall include the Reorganization Agreements and all agreements, contracts and instruments included as exhibits to the Registration Statement and (ii) "Applicable Laws" means the Delaware General Corporation Law (the "DGCL") and those laws, rules and regulations of the State of New York and the federal laws, rules and regulations of the United States of America, in each case that, in the experience of such counsel, are normally applicable to transactions of the type contemplated by this Agreement or any Reorganization Agreement (other than the United States federal securities laws, state securities or blue sky laws, anti-fraud laws and the rules and regulations of the NASD), but without such counsel having made any special investigation as to the applicability of any specific law, rule or regulation).

        In addition, such counsel shall state that it has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company and the representatives of and counsel for the Underwriters, at which the contents of the Registration Statement and the Prospectus and related matters were discussed and that, although such counsel has not independently verified, is not passing on, does not assume responsibility for or express any opinion regarding (except as set forth in paragraphs (iv) above) the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus, based on the participation described above in the course of acting as counsel to the Company, no facts have come to the attention of such counsel that have caused such counsel to believe that the Registration Statement (other than (i) the financial statements included therein, including the notes and schedules thereto and the auditors' reports thereon, and (ii) the other financial and accounting data included therein, as to which such counsel need not comment), as of its effective date contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus (other than (i) the financial statements included therein, including the notes and schedules thereto and the auditors' reports thereon, and (ii) the other financial and accounting data included therein, as to which such counsel need not comment), as of its issue date and the Closing Date contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of Delaware, the State of New York or the Federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Underwriters and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Prospectus in this paragraph (b) shall also include any supplements thereto at the Closing Date.

          (f)    The Company shall have requested and caused Samuel D. Scruggs, Esq., Executive Vice President, General Counsel and secretary of the Company, to have furnished to the Representatives his letter dated the Closing Date and addressed to the Representatives, to the effect that:

              (i)  such counsel has no reason to believe that on the Effective Date or the date the Registration Statement was last deemed amended the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus as of its date and on the Closing Date included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (in each case, other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion);

             (ii)  to the knowledge of such counsel, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, Huntsman Holdings or any subsidiary or its or their property of a character required to be disclosed in the Registration Statement which is not adequately disclosed in the Prospectus, and there is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Prospectus under the headings "Business—Environmental Regulations," and "Business—Legal Proceedings" insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings;

          (g)   The Representatives shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

          (h)   Nixon Peabody LLP, counsel for the Collateral Agent, shall have furnished to the Representatives such opinion or opinions, dated the Closing Date, in form and substance satisfactory to the Representatives, to the effect at:

              (i)  the Collateral Agent is a banking corporation duly incorporated as a national banking association with all necessary power and authority to execute, deliver and perform its obligations under the Pledge Agreement;

             (ii)  the execution, delivery and performance by the Collateral Agent of the Pledge Agreement has been duly authorized by all necessary corporate action on the part of the Collateral Agent; the Pledge Agreement has been duly executed and delivered by the Collateral Agent and constitutes a valid and legally binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity (whether considered in a proceeding in equity or at law);

            (iii)  the execution, delivery and performance by the Collateral Agents of the Pledge Agreement does not violate or constitute a breach of the articles of incorporation or by-laws of the Collateral Agent; and

            (iv)  no consent of any federal or state banking authority is required for the execution, delivery or performance by the Collateral Agent of their respective obligations under the Pledge Agreement.

              (i)  The Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board or the President and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Prospectus, any supplements to the Prospectus and this Agreement and that:

              (i)  the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

             (ii)  no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the Company's knowledge, threatened; and

            (iii)  since the date of the most recent financial statements included in the Prospectus (exclusive of any supplement thereto), there has been no material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company, Huntsman Holdings and each subsidiary, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Prospectus (exclusive of any supplement thereto).

          (j)    The Company shall have requested and caused Deloitte & Touche LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives to the effect set forth in Annex B.

          (k)   J. Kimo Esplin, executive vice president and chief financial officer of the Company and L. Russell Healy, vice president and controller of the Company shall have furnished to the Representatives, certificates (the "CFO/Controller Certificates"), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives to the effect set forth in Annex C.

          (l)    Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (j) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company, Huntsman Holdings and any subsidiary taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any supplement thereto).

          (m)  Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

          (n)   Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

          (o)   The Securities shall have been listed and admitted and authorized for trading on the New York Stock Exchange, and satisfactory evidence of such actions shall have been provided to the Representatives.

        If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

        The documents required to be delivered by this Section 6 shall be delivered at the office of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, at Four Times Square, New York, New York, 10036, on the Closing Date.

        7.    Reimbursement of Underwriters' Expenses.    If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

        8.    Indemnification and Contribution.    (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein; and provided further, that with respect to any untrue statement or omission of material fact made in any preliminary prospectus, the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of any Underwriter from whom the person asserting any such loss, claim, damage or liability purchased the securities concerned, to the extent that any such loss, claim, damage or liability of such Underwriter occurs under the circumstance where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (v) the Company had previously furnished copies of the Prospectus to the Representatives, (w) delivery of the Prospectus was required by the Act to be made to such person, (x) the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the Prospectus, (y) there was not sent or given to such person, at or prior to the written confirmation of the sale of such securities to such person, a copy of the Prospectus and (z) such failure to send or give to such person, at or prior to the written confirmation of the sale of such securities to such person, a copy of the Prospectus caused such person any loss, claim, damage or liability. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

          (b)   Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and, under the heading "Underwriting", (i) the list of underwriters and their respective participation in the sale of the Securities, (ii) the third paragraph, (iii) the sixth paragraph, (iv) the ninth paragraph and (v) the tenth paragraph in any Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus or the Prospectus.

          (c)   Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

          (d)   In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (e).

        9.    Default by an Underwriter.    If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

        10.    Termination.    This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company's Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Prospectus (exclusive of any supplement thereto).

        11.    Representations and Indemnities to Survive.    The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

        12.    Notices.    All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Citigroup Global Markets, Inc.; or, if sent to the Company, will be mailed, delivered or telefaxed to (801) 584-5788 and confirmed to it at 500 Huntsman Way, Salt Lake City, Utah 84108, attention of the Legal Department.

        13.    Successors.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

        14.    Applicable Law.    This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

        15.    Counterparts.    This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

        16.    Headings.    The section headings used herein are for convenience only and shall not affect the construction hereof.

        17.    Definitions.    The terms which follow, when used in this Agreement, shall have the meanings indicated.

        "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

        "Commission" shall mean the Securities and Exchange Commission.

        "Effective Date" shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or become effective.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

        "Preliminary Prospectus" shall mean any preliminary prospectus referred to in paragraph 1(i)(a) above and any preliminary prospectus included in the Registration Statement at the Effective Date that omits Rule 430A Information.

        "Prospectus" shall mean the prospectus relating to the Securities that is first filed pursuant to Rule 424(b) after the Execution Time or, if no filing pursuant to Rule 424(b) is required, shall mean the form of final prospectus relating to the Securities included in the Registration Statement at the Effective Date.

        "Registration Statement" shall mean the registration statement referred to in paragraph 1(i)(a) above, including exhibits and financial statements, as amended at the Execution Time (or, if not effective at the Execution Time, in the form in which it shall become effective) and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be. Such term shall include any Rule 430A Information deemed to be included therein at the Effective Date as provided by Rule 430A.

        "Rule 424", "Rule 430A" and "Rule 462" refer to such rules under the Act.

        "Rule 430A Information" shall mean information with respect to the Securities and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.

        "Rule 462(b) Registration Statement" shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours,
Huntsman Corporation
By:	/s/ SAMUEL D. SCRUGGS
Name: Samuel D. Scruggs Title: Executive Vice President, General Counsel & Secretary

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Citigroup Global Markets Inc.
By:	/s/ ROBERT S. JEFFRIES
Name: Title:
Credit Suisse First Boston LLC
By:	/s/ FARLEY BOLWELL
Name: Farley Bolwell Title: Managing Director
Deutsche Bank Securities Inc.
By:	/s/ TOM COLE
Name: Tom Cole Title: Managing Director
By:	/s/ JOHN G. ANOS
Name: John G. Anos Title: Managing Director
Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ PURNA R. SAGGURTI
Name: Purna R. Saggurti Title: Managing Director

For themselves and the other
several Underwriters named in
Schedule I to the foregoing
Agreement.

SCHEDULE I

Underwriters	Number of Underwritten Securities to be Purchased
Citigroup Global Markets Inc.	1,150,000
Credit Suisse First Boston LLC	1,000,000
Deutsche Bank Securities Inc.	700,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,150,000
J.P. Morgan Securities Inc.	250,000
Lehman Brothers Inc.	250,000
UBS Securities LLC	250,000
CIBC World Markets Corp.	125,000
Jeffries & Company, Inc.	50,000
Natexis Bleichroeder, Inc.	25,000
WR Hambrecht & Co, LLC	25,000
Scotia Capital (USA) Inc.	25,000
Total	5,000,000

SCHEDULE II

Reorganization Agreements

        Merger Agreement between Huntsman Corporation, Huntsman Holdings Preferred Member LLC and Huntsman Holdings Preferred Member Merger Sub LLC, dated as of February 10, 2005

        Merger Agreement between Huntsman Corporation, Huntsman Holdings LLC and Huntsman Merger Sub LLC, dated as of February 10, 2005

        HMP Equity Trust Amended and Restated Trust Agreement, dated as of February 10, 2005, by and among Jon M. Huntsman, Peter R. Huntsman, David Matlin, Christopher Pechock, Deutsche Bank Trust Company Delaware, Huntsman Family Holdings Company LLC, MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda), L.P.

        Agreement to Exchange LLC Interests by and among Huntsman Holdings, LLC, Huntsman Corporation and Consolidated Press (Finance) Limited, dated as of February 10, 2005.

        Strategic Opportunities Agreement, by and among Huntsman Family Holdings Company LLC, MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P., MatlinPatterson Global Opportunities Partners (Bermuda), L.P. and Huntsman Corporation, dated as of February 10, 2005.

SCHEDULE III

Scheduled Subsidiaries

Alta One Inc.
HMP Equity Holdings Corporation
Huntsman Advanced Materials Investment LLC
Huntsman Advanced Materials Holdings LLC
Huntsman Advanced Materials LLC
Huntsman Group Inc.
Huntsman Holdings, LLC
Huntsman Holdings Preferred Member, LLC
Huntsman International Holdings LLC
Huntsman International LLC
Huntsman LLC
Huntsman Specialty Chemicals Holdings Corp.
Huntsman Specialty Chemicals Corp.

SCHEDULE IV

Foreign Qualifications

Entity	Jurisdiction(s) of Foreign Qualification
Huntsman Corporation
Huntsman Holdings, LLC
Alta One Inc.
HMP Equity Holdings Corporation
Huntsman Advance Materials Holdings LLC
Huntsman Advanced Materials LLC
Huntsman Group Inc.
Huntsman Holdings Preferred Member, LLC
Huntsman International Holdings LLC	CA, MI, LA, VA, NJ
Huntsman International LLC	AL, CA, IL, LA, MI, NH, NJ, OR, TX, VA
Huntsman LLC	AL, AZ, FL, GA, ID, IL, IN, KY, MI, MD, MA, MN, MI, NC, NJ, ND, OH, PA, SD, TN, TX, VA, WA, WV
Huntsman Specialty Chemicals Holdings Corp.
Huntsman Specialty Chemicals Corp.

ANNEX A

Form of Certificate of Designations

ANNEX B

Form of Letter from Deloitte & Touche LLC

ANNEX C

Form of CFO/Controller Certificate

CHIEF FINANCIAL OFFICER/CONTROLLER CERTIFICATE
OF
HUNTSMAN CORPORATION

        The undersigned, J. Kimo Esplin, executive vice president and chief financial officer of Huntsman Corporation, a Delaware corporation (the "Company") and L. Russell Healy, vice president and controller of the Company, do hereby certify that:

(i)
The Company has prepared each of the numbers (the "Financial Numbers") that are circled and ticked with the symbol X in the pages of the Prospectuses attached in Appendix I hereto and, as of the date hereof, each of the Financial Numbers matches or is accurately derived from the appropriate internal accounting and/or financial records of the Huntsman Holdings and its subsidiaries.

(ii)
Each of the numbers and statements that are circled and ticked with the symbol Y in the pages of the Prospectuses attached in Appendix I hereto is accurately derived from, and is consistent with, appropriate internal records or management estimates of the Company, Huntsman Holdings and its subsidiaries or is based on publicly available information or other third-party information the Company believes to be reliable.

(iii)
The Company has prepared the number that is circled and ticked with the symbol Z in the pages of the Prospectus attached in Appendix I hereto, and such number has been derived from amounts appearing in the schedule attached as Appendix II hereto (the "Foreign Exchange Expenses"). The Company has prepared the Foreign Exchange Expenses and the numbers comprising the Foreign Exchange Expenses match or are accurately derived from the appropriate internal accounting and/or financial records of Huntsman Holdings and its subsidiaries.

(iv)
The Company has prepared the Q-4 Preliminary Summary Financial Data, attached as Appendix III to the CFO/Controller Certificate and, as of hereof, each of the numbers included in the Q-4 Preliminary Summary Financial Data matches or is accurately derived from the appropriate internal accounting and/or financial records of Huntsman Holdings and its subsidiaries, which are subject to normal year end and audit adjustments. The Q-4 Preliminary Summary Financial Data presents fairly in all material respects the Company's consolidated summary financial data so presented in conformity with GAAP applied on a consistent basis throughout the periods involved and with the audited financial statements included in the Prospectuses, subject to normal year end and audit adjustments.

(v)
The Company has prepared Q-4 Estimates, attached as Appendix IV to the CFO/Controller Certificate. The Q-4 Estimates are based on reasonable assumptions (in the making of which we considered seasonality and other factors that affected Huntsman Holdings' results for the three month periods ending December 31, 2002 and 2003), as well as reasonable assumptions with respect to year end and audit adjustments expected to be recorded in connection with the preparation of the Company's audited financial statements for the year ended December 31, 2004.

        [Signature Page Follows]

        IN WITNESS WHEREOF, I have hereunto signed my name this    day of February, 2005.

By:

Name:	J. Kimo Esplin
Title:	Executive Vice President and Chief Financial Officer
By:

Name:	L. Russell Healy
Title:	Vice President and Controller

APPENDIX I

Circle-up of S-1 Numbers

APPENDIX II

Foreign Exchange Expenses

APPENDIX III

Q-4 Preliminary Summary Financial Data

APPENDIX IV

Q-4 Estimates

QuickLinks

  Exhibit 1.02
  APPENDIX I
  APPENDIX II
  APPENDIX III
  APPENDIX IV